Exhibit 99.1

Brightstar and InPhonic Sign Definitive Agreement to Form Strategic Alliance

— New Alliance Sets Stage for Expanded Sales Opportunities and

Better Operational Efficiencies for Both Companies —

Washington, D.C. and Miami – September 5, 2007 – Brightstar Corp., a global leader in customized distribution and supply chain solutions for the wireless industry, and InPhonic, Inc. (NASDAQ: INPC), a leading online seller of wireless services and products, today announced the signing of a definitive agreement to form a new strategic alliance.

Upon the closing of the agreement, there would be four principal components of the new relationship:

•

Brightstar will acquire the distribution, inventory and fulfillment assets of InPhonic and will become InPhonic’s exclusive provider of hardware (wireless handsets, SIM cards and accessories), direct-to-consumer distribution, on-hand inventory, value added customization and logistics.

•	Brightstar will make a $5 million equity investment in InPhonic representing approximately 2.5% of InPhonic’s outstanding shares.
•

Brightstar will leverage InPhonic’s online activation and enablement platform for its existing consumer businesses. Brightstar serves approximately 11,000 points of sale in the United States with some of the most recognized retail store brands.

•	Brightstar also serves approximately 160,000 points of sale worldwide providing both companies global expansion opportunities with their new combined capabilities.

The terms of this new strategic alliance encompass collaboration across a number of functional areas with a focus on providing InPhonic benefits in four key areas – improved cash flows due to outsourced inventory management, enhanced margins resulting from hardware procurement, reduced current operational and fulfillment expenses, and significant growth opportunities in a new sales and marketing relationship with Brightstar and its domestic and international sales channels. Subject to closing conditions, the transaction is expected to close in mid to late September 2007.

“This strategic partnership with Brightstar will allow us to focus on our core competencies as an online wireless leader in customer acquisition. This new alliance would provide an initial cash infusion, and we believe a significant positive impact to InPhonic’s working capital and cash flow as well. We believe the combination of InPhonic’s activation and retail consumer platform along with Brightstar’s operational excellence in fulfillment and logistics present significant growth potential for both companies,” said David A. Steinberg, InPhonic’s Chairman and CEO. “By combining our efforts, the companies can bring a powerful and unique value proposition to Brightstar’s existing customers, as well as expanded capabilities and improved fulfillment services for our distribution channels.”

“The relationship with InPhonic represents a mutually beneficial situation for both of our organizations. It allows InPhonic to concentrate on its core business, while Brightstar does what it does best—provide supply chain management that is customized to meet customer needs,” said Marcelo Claure, Brightstar’s founder, president and CEO. “InPhonic is a leader in the online wireless industry. We are very excited to be working with them to explore and cultivate expanded sales opportunities and deepen our existing relationship in optimizing their supply chain and distribution needs.”

About Brightstar

Brightstar Corp. is a global leader in customized distribution and supply chain solutions for the wireless industry. Headquartered in Miami, FL, Brightstar operates sales, distribution and manufacturing facilities in 49 countries on six continents. The company provides solutions to more than 30,000 network operators, MVNOs, retailers, resellers and independent agents around the world, and also represents the world’s leading wireless manufacturers. In 2006, Brightstar generated $3.6 billion in revenue. For more information, visit www.brightstarcorp.com.

About InPhonic

Headquartered in Washington, D.C., InPhonic, Inc. (NASDAQ:INPC) is a leading online seller of wireless services and products. InPhonic sells these services and devices, and provides world-class customer service through websites that it creates and manages for online businesses, national retailers, member-based organizations and associations under their own brands. InPhonic also operates Wirefly (www.wirefly.com), a leading one-stop comparison mobile phones and wireless plans shopping site that has been awarded “Best of the Web” by Forbes magazine and “Best in Overall Customer Experience” by Keynote Performance Systems. InPhonic also delivers a full range of MVNO and mobility solutions to enterprise clients through its Mobile Virtual Network Enablement (MVNE) platform. Among many awards in its history, InPhonic holds the distinction as #1 Company of the Year on the INC. 500 for 2004. For more information on the company, its products and services, visit the InPhonic Corporate Web site at www.inphonic.com.

Click here to join InPhonic’s investor email list, http://www.b2i.us/irpass.asp?BzID=1461&to=ea&s=0

“Safe Harbor” Statement—Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the Company. This press release and statements are current as of the date of the individual announcements and the Company undertakes no obligation to publicly release any revisions to any forward-looking statement to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events. The closing of the agreement with Brightstar is subject to the satisfaction of closing conditions, including Brightstar board approval, potential government and other third-party approvals, the execution of a mutually acceptable service agreement, sublease agreement and sale agreement. Furthermore, we can provide no assurance that the conditions set forth in the agreement with Brightstar will be satisfied or that the closing will occur.

Contacts:

InPhonic, Inc.

Tripp Donnelly

Vice President

Corporate Communications

(202) 333-0001

tdonnelly@inphonic.com

Brightstar

Sally Lange

Vice President, Global Market & Public Relations

(305) 921-1264

sally.lange@brightstarcorp.com